EXHIBIT 3.142

AMENDED AND RESTATED COMPANY AGREEMENT
OF
MEDASSOCIATES, LLC

THIS AMENDED AND RESTATED COMPANY AGREEMENT (the “Company Agreement”), of MedAssociates, LLC, a Texas limited liability company (the “Company”), dated as of May 5, 2011, is adopted, executed and agreed to by EmCare, Inc., as the sole Member.

WHEREAS, the Company has heretofore been formed as a limited liability company pursuant to the Texas Limited Liability Company Act (as amended and superseded by the Texas Business Organization Code, as amended from time to time), by the filing of a Certificate with the office of the Secretary of State of the State of Texas and the execution of the Regulations of the Company by the initial member(s) (the “Original Agreement”) dated effective as of September 7, 2005;

WHEREAS, the parties hereto desire to continue the Company under the TBOC and to amend and restate the Original Agreement in its entirety by entering into this Company Agreement;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01.        Definitions.  As used in this Company Agreement, the following terms have the following meanings:

“Affiliate” means any Person that controls, is controlled by or under common control with another Person.

“Capital Contribution” means any contribution by the Member to the capital of the Company.

“Member” means EmCare, Inc.

“Membership Interest” means the interest of the Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Person” means any natural person, limited liability company, general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

“TBOC” means the Texas Business Organizations Code and any successor statute, as amended from time to time.

Other terms defined herein have the meanings so given them.

1.02.        Construction.  Whenever the context requires, the gender of all words used in this Company Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Company Agreement.

ARTICLE II
ORGANIZATION

2.01.        Certificate of Formation.  The Articles of Organization for the Company were filed with, and a Certificate of Filing was issued by, the Secretary of State of the State of Texas on September 6, 2005 (the “Certificate”).  The Member hereby agrees to continue the Company as a limited liability company pursuant to the provisions of the TBOC, and agrees that the rights, duties and liabilities of the Member shall be as provided in the TBOC, except as otherwise provided herein.

2.02.        Name.  The name of the Company is “MedAssociates, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.03.        Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Company required by the TBOC to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Member may have designated or may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Certificate or such other Person or Persons as the Member may have designated or may designate from time to time in the manner provided by law.  The principal office of the Company in the United States shall be at such place as the Member may designate from time to time, which need not be in the State of Texas.  The Company may have such other offices as the Member may designate from time to time.

2.04.        Purpose.  The Company may conduct any lawful business, purpose or activity permitted by the TBOC.

2.05.        Duration.  The period of duration of the Company is perpetual, unless the Company dissolves in accordance with the provisions of this Company Agreement.

2.06.        Mergers and Exchanges.  The Company may be a party to (a) a merger, or (b) an exchange or acquisition of the type described in Article 10.001 of the TBOC.

2.07.        Liability to Third Parties.  The Member shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

2.08.        Resignation of the Member.  The Member may resign from the Company prior to the dissolution and winding up of the Company.

ARTICLE III
CAPITAL CONTRIBUTIONS

3.01.        Contributions.  The Member, or its predecessor, has made a Capital Contribution to the Company in the amounts of, property and services set forth in the books and records of the Company and owns all the Membership Interests in the Company.

3.02.        Subsequent Contributions.  The Member shall not be required to make any additional contributions to the capital of the Company, but shall not be restricted from doing so.

3.03.        Advances by the Member.  If the Company does not have sufficient cash to pay its obligations, the Member may, but shall not be required to, advance all or part of the needed funds to or on behalf of the Company.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

4.01.        Allocations.  All items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Member.

4.02.        Distributions.  Subject to the limitations of Article 101.206 of the TBOC, from time to time the Member may cause the Company to make a distribution of cash or other property to the Member.  From time to time the Member also may cause property of the Company other than cash to be distributed to the Member, which distribution may be made subject to existing liabilities and obligations.

ARTICLE V
MANAGEMENT

5.01.        Management.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member.

5.02.        Officers.  The Member may appoint one or more officers of the Company, who shall have and may exercise such powers as assigned to them by the Member.  Such officers shall serve at the pleasure of the Member and be subject to removal by the Member.

ARTICLE VI
INDEMNIFICATION

6.01.        Right to Indemnification.  Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Member of the Company shall be indemnified by the Company to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.

6.02.        Advance Payment.  The right to indemnification conferred in this Article VI shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.01 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by the Person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

6.03.        Indemnification of Officers, Employees and Agents.  The Company, by adoption of a resolution of the Member, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Member under this Article VI; and, the Company may indemnify and advance expenses to Persons who are not or were not a Member, officers, employees or agents of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to the Member under this Article VI.

6.04.        Appearance as a Witness.  Notwithstanding any other provision of this Article VI, the Company may pay or reimburse expenses incurred by a Person in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

6.05.        Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which the Member or other Person indemnified pursuant to this Article VI may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Company Agreement, agreement, vote of the Member or otherwise.

6.06.        Insurance.  The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as an officer, employee or agent of the Company or is or was serving at the request of the Company as a Member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

6.07.        Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Member or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII
BOOKS AND RECORDS

7.01.        Maintenance of Books.  The Company shall keep books and records of accounts.  The books of account for the Company shall be maintained on a basis determined by the Member.

ARTICLE VIII

WINDING UP, LIQUIDATION, AND TERMINATION

8.01.        Winding Up.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)           the written consent of the Member;

(b)           entry of a decree of judicial dissolution of the Company under Article 11.301 of the TBOC; and

(c)           the occurrence of an event specified in Article 11.051 of the TBOC, unless the business of the Company is continued by the Member.

8.02.        Liquidation and Termination.  On dissolution of the Company, the Member shall act as liquidator or may appoint one or more other Persons to act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in the TBOC.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Member.

8.03.        Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Company Agreement, and notwithstanding any custom or rule of law to the contrary, the

Member shall not be responsible for any deficit in any capital account attributed to the Member, and upon dissolution of the Company any such deficit shall not be an asset of the Company and the Member shall not be obligated to contribute such amount to the Company to bring the balance of the Member’s capital account to zero.

8.04.        Certificate of Termination.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Member (or such other Person or Persons as the TBOC may require or permit) shall file a Certificate of Termination with the Secretary of State of Texas and take such other actions as may be necessary to terminate the Company.

ARTICLE IX
GENERAL PROVISIONS

9.01.        Entire Agreement; Supersedure.  This Company Agreement constitutes the entire agreement of the Member relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

9.02.        Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.03.        Amendment or Modification.  This Company Agreement may be amended or modified from time to time only by a written instrument adopted by the Member.

9.04.        Binding Effect.  The provisions of this Company Agreement are binding on and inure to the benefit of the Member and his respective heirs, legal representatives, successors, and assigns.

9.05.        Governing Law; Severability. THIS COMPANY AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS COMPANY AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the Member has executed this Company Agreement as of the date first set forth above.

MEMBER:

EmCare, Inc.

By:	/s/ William A. Sanger
Name:	William A. Sanger
Title:	Chief Executive Officer